Exhibit 99.1
Robbins & Myers Reports Record Fourth Quarter and Full Year Results
Strong Finish to Fiscal 2007; Well-Positioned for Another Record Year in 2008
DAYTON, Ohio, Oct. 15 /PRNewswire-FirstCall/ — Robbins & Myers, Inc. (NYSE: RBN) today reported diluted net earnings per share (DEPS) of $1.10 for its fiscal fourth quarter ended August 31, 2007 as compared with $0.56 in the prior year fourth quarter. The increase was attributed primarily to higher sales and an improved cost structure. Excluding special items, the Company earned $1.05 per diluted share as compared with $0.64 in the prior year.
For the fiscal year ended August 31, 2007, the Company achieved DEPS of $2.96. Before special items, which consist primarily of restructuring costs and gains from asset sales, the Company earned $2.84 per share. In the prior year, Robbins & Myers reported a loss of $1.31 per share and earnings of $1.26 before special items, most notably goodwill impairment charges, restructuring costs, and gains from asset sales.
The Company reported fourth quarter 2007 sales of $207 million, $24 million higher than in the prior year with all segments reporting increases. Orders were $189 million, $6 million lower than in the prior year fourth quarter. Lower orders were attributed to the sale of two product lines in 2007 as well as several large projects that were booked at the end of fiscal 2006. For the full year, Robbins & Myers achieved sales of $695 million and orders of $720 million. Excluding certain product lines divested from its Romaco segment in 2006 and 2007, full year sales increased 17%, and orders increased 10%, including 4% of currency exchange rate benefit. The Company ended the year with backlog of $194 million, 11% higher than at the end of the prior year.
“We are pleased with our record sales and profitability in the fourth quarter and full year just completed,” said Peter C. Wallace, President and Chief Executive Officer of Robbins & Myers, Inc. “Healthy end-markets and internal actions are driving sales growth, and an improved cost structure following a successful restructuring program has had a significant impact on operating margins. Our associates have embraced lean principles that will support continuous improvement in our performance. Customer-facing initiatives should drive sales growth in a number of regions and markets. We expect to make additional strides in these important initiatives in future years.”
Fourth quarter 2007 results also included record earnings before interest, taxes and minority interest (EBIT) of $36 million, which included $1 million of benefit from the sale of a facility in the Company’s Romaco segment. Excluding special items in both the current and prior periods, adjusted EBIT margins increased 540 basis points over the prior year to 16.9% as a result of higher sales volume and savings from completed restructuring programs. All of the Company’s segments reported strong double-digit operating margins in the fourth quarter of 2007. For the full year, adjusted EBIT margins expanded 570 basis points to 13.1%. The Company also achieved a record $106 million of adjusted EBITDA in 2007, and over $60 million of cash flow from operating activities.
“We announced two years ago that we were transforming Robbins & Myers from a holding company to an operating company, and our recent results demonstrate that our efforts are bearing fruit,” said Mr. Wallace. “While we are pleased with our operating performance, additional opportunity lies ahead. Our management team, improved operating capabilities, and healthy balance sheet provide a solid foundation for additional progress. We are continuing to gain traction with lean enterprise initiatives, and we are investing in sales and marketing programs to drive profitable growth. We are well-positioned to capitalize on strong end-markets.”
The Company announced fiscal 2008 DEPS guidance of $3.30-$3.50 as compared with $2.96 ($2.84 before special items) in fiscal 2007. The Company also established first quarter 2008 DEPS guidance of $0.54-$0.64 versus $0.62 ($0.43 before special items) in the first quarter of 2007.
Fourth Quarter Results by Segment
All comparisons are made against the comparable year-ago quarterly period unless otherwise stated.
The Company’s Fluid Management segment fourth quarter sales of $84 million represent a 15% increase over the comparable prior year period, and orders increased $3 million to $80 million. The Company commented that energy market conditions remain favorable, especially in markets outside of North America. Higher sales and better capacity utilization contributed to the 22% increase in EBIT, which expanded to $24 million in the fourth quarter or 28.5% of sales.
The Process Solutions segment successfully worked down its backlog and achieved sales of $80 in the fourth quarter, a 19% increase. Orders were largely unchanged from the prior year at $71 million as currency exchange rate benefits were offset by large orders in the prior year fourth quarter that did not repeat in the current year. Strong fourth quarter shipments and benefits from restructuring activities completed in the prior year created a 70% increase in EBIT to $11 million. EBIT margins improved 400 basis points to 13.2%.
Romaco segment fourth quarter sales of $43 million were similar to the prior year comparable period, which included sales from two product lines subsequently sold in fiscal 2007. Excluding these divested product lines, fourth quarter sales increased $6 million or 16%. Orders declined $9 million to $37 million as a result of product lines being divested and large projects in the prior year not repeating. An improved cost structure following the completion of a restructuring program, and a $1 million gain from the previously-announced sale of a facility, enabled the segment to achieve $7 million of EBIT in the fourth quarter. Excluding special items, adjusted EBIT margins improved 920 basis points to 12.5%.
Conference Call to Be Held at 10:00 AM (Eastern) Tomorrow
A conference call to discuss these results has been scheduled for 10:00 a.m. ET on Tuesday, October 16, 2007. The call can be accessed via webcast or via telephone by dialing (866) 356-4279 (US/Canada) or +1 (617) 597-5394 (outside US/Canada) and using access code 78260798. Webcast information and conference call materials will be made available on the Company’s website (www.robn.com, “Investor Information” section) prior to the start of the call. Telephonic replays will be available for one week by calling (888) 286-8010 (US/Canada) or +1 (617) 801-6888 (outside US/Canada) and using the access code 79229448.

About Robbins & Myers
Robbins & Myers, Inc. is a leading global supplier of highly-engineered, application-critical equipment and systems to the global energy, chemical, pharmaceutical and industrial markets.
In this release the Company refers to various non-GAAP measures, including special items, adjusted EBIT and EBITDA (earnings before interest, taxes, depreciation and amortization). The Company believes these measures are helpful to investors in assessing its performance. Reconciliations of these measures to comparable GAAP results are provided further below in this release.
In addition to historical information, this release contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, all statements regarding the intent, belief or current expectations regarding the matters discussed or incorporated by reference in this document (including statements as to “beliefs,” “expectations,” “anticipations,” “intentions” or similar words) and all statements which are not statements of historical fact. Such forward- looking statements, together with other statements that are not historical, are based on management’s current expectations and involve known and unknown risks, uncertainties, contingencies and other factors that could cause results, performance or achievements to differ materially from those stated. The most significant of these risks and uncertainties are described in the Company’s Form 10-K, and Form 10-Q reports filed with the Securities and Exchange Commission and include, but are not limited to: a significant decline in capital expenditures in the specialty chemical and pharmaceutical industries; a major decline in oil and natural gas prices; changes in international economic and political conditions and currency fluctuations between the U.S. dollar and other currencies; work stoppages related to union negotiations; customer order cancellations; business disruptions caused by the implementation of business computer systems; the ability of the Company to comply with the financial covenants and other provisions of its financing arrangements; events or circumstances which result in an impairment of assets, including but not limited to, goodwill; the potential impact of U.S. and foreign legislation, government regulations, and other government action, including those relating to export and import of products and materials, and changes in the interpretation and application of such laws and regulations; the outcome of audit, compliance, administrative or investigatory reviews; and general economic conditions that can affect demand in the process industries. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, the Company’s actual results, performance or achievements could differ materially from those expressed in, or implied by, such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as otherwise required by law, the Company does not undertake any obligation to publicly release any revisions to these forward- looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
      (Unaudited)

(in thousands)	August 31, 2007	August 31, 2006

ASSETS
Current Assets:
Cash and cash equivalents	$116,110	$48,365
Accounts receivable	152,779	124,569
Inventories	99,196	94,990
Other current assets	7,410	6,260
Deferred taxes	11,178	11,318
Total Current Assets	386,673	285,502

Goodwill & Other Intangible Assets	278,422	273,834
Deferred taxes	9,583	11,300
Other Assets	12,196	13,338
Property, Plant & Equipment	129,269	127,030
	$816,143	$711,004

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$78,890	$62,749
Accrued expenses	105,394	104,590
Current portion of long-term debt	72,522	744
Total Current Liabilities	256,806	168,083

Long-Term Debt — Less Current Portion	30,553	104,787
Deferred Taxes	24,818	12,738
Other Long-Term Liabilities	91,448	87,017
Shareholders’ Equity	412,518	338,379
	$816,143	$711,004

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENT
      (Unaudited)

	Three Months		Twelve Months
	Ended		Ended
	August 31,	August 31,	August 31,	August 31,
(in thousands, except per share data)	2007	2006	2007	2006

Sales	$207,034	$183,190	$695,393	$625,389
Cost of sales	134,820	117,280	453,052	410,473
Gross profit	72,214	65,910	242,341	214,916
SG&A expenses	37,192	45,536	151,520	170,020
Goodwill impairment charge	0	0	0	39,174
Other	(1,303)	1,291	(3,461)	(1,786)
Income before interest and income taxes	36,325	19,083	94,282	7,508
Interest expense	893	2,622	5,243	12,946
Income before income taxes and minority interest	35,432	16,461	89,039	(5,438)
Income tax expense	15,963	7,224	36,866	12,589
Minority interest	557	217	1,468	1,560
Net income (loss)	$18,912	$9,020	$50,705	($19,587)

Net income (loss) per share:
Basic	$1.10	$0.59	$2.98	($1.31)
Diluted	$1.10	$0.56	$2.96	($1.31)

Weighted Average Common Shares Outstanding:
Basic	17,121	15,363	17,025	14,898
Diluted	17,192	16,713	17,106	16,575

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED BUSINESS SEGMENT INFORMATION
      (Unaudited)

	Three Months				Twelve Months
	Ended				Ended
	August 31,		August 31,		August 31,		August 31,
(in thousands)	2007		2006		2007		2006

Sales
Fluid Management	$84,047		$73,246		$292,283		$245,180
Process Solutions	79,579		66,837		273,890		231,009
Romaco	43,408		43,107		129,220		149,200
Total	$207,034		$183,190		$695,393		$625,389

Income Before Interest and Income Taxes (EBIT)
Fluid Management	$23,963		$19,636		$76,973		$56,522
Process Solutions	10,528		6,177	(1)	31,941	(1)	8,867	(1)
Romaco	6,721	(2)	(732	)(2)	2,612	(2)	(38,189	)(2)
Corporate and Eliminations	(4,887)		(5,998)		(17,244)		(19,692)
Total	$36,325		$19,083		$94,282		$7,508

Depreciation and Amortization
Fluid Management	$2,260		$2,135		$7,376		$7,491
Process Solutions	1,369		1,449		6,224		6,496
Romaco	583		763		2,090		2,991
Corporate and Eliminations	252		395		934		1,600
Total	$4,464		$4,742		$16,624		$18,578

Orders
Fluid Management	$80,406		$77,604		$301,941		$256,937
Process Solutions	71,402		70,741		284,371		262,256
Romaco	36,896		46,318		133,536		169,629
Total	$188,704		$194,663		$719,848		$688,822

Backlog
Fluid Management	$42,956		$33,298		$42,956		$33,298
Process Solutions	98,914		88,433		98,914		88,433
Romaco	51,951		52,716		51,951		52,716
Total	$193,821		$174,447		$193,821		$174,447

Robbins & Myers, Inc. and Subsidiaries
Reconciliation of Net Income to EBIT, EBITDA, Adjusted EBIT and Adjusted EBITDA
Reconciliation of Diluted Earnings (DEPS) per Share to Diluted EPS
    Ex-Special Items
      (Unaudited)

	Three Months		Twelve Months
	Ended		Ended
	August 31,	August 31,	August 31,	August 31,
	2007	2006	2007	2006

Net income	$18,912	$9,020	$50,705	$(19,587)
Interest expense	893	2,622	5,243	12,946
Income taxes	15,963	7,224	36,866	12,589
Minority interest	557	217	1,468	1,560
EBIT	36,325	19,083	94,282	7,508

Minority interest	(557)	(217)	(1,468)	(1,560)
Depreciation & amortization	4,464	4,742	16,624	18,578
EBITDA	40,232	23,608	109,438	24,526

Special items:
(1) Process Solutions segment
Cost of sales-restructuring inventory write downs	—	—	—	370
Other-restructuring costs	—	(132)	—	4,160
Net product line/facility sale gains	—	—	(5,036)	(1,800)
	—	(132)	(5,036)	2,730

(2) Romaco segment
Cost of sales-restructuring inventory write downs	—	757	—	757
Other-restructuring costs	—	2,464	1,818	4,312
Net product line/facility sale gains	(1,303)	(1,041)	(243)	(8,458)
Goodwill impairment	—		—	39,174
	(1,303)	2,180	1,575	35,785
Total Special Items	(1,303)	2,048	(3,461)	38,515

Adjusted EBIT	$35,022	$21,131	$90,821	$46,023

Adjusted EBITDA	$38,929	$25,656	$105,977	$63,041

Diluted EPS	$1.10	$0.56	$2.96	$(1.31)

Per Share Effect of Special Items Above	(0.05)	0.08	(0.12)	2.57

Diluted EPS Ex-Special Items	$1.05	$0.64	$2.84	$1.26